INDIVIDUAL FLEXIBLE PREMIUM                                   METROPOLITAN LIFE
VARIABLE UNIVERSAL LIFE INSURANCE                             INSURANCE COMPANY
POLICY

METLIFE

BRIEF DESCRIPTION OF YOUR POLICY                          YOUR METLIFE POLICY
This is an individual flexible premium variable
universal life insurance policy where premiums can be     Insured
paid until Attained Age 121. It does not pay              [JOHN MIDDLE DOE]
dividends. THIS POLICY DOES NOT HAVE SURRENDER
CHARGES. You may continue the coverage provided by the    Policy Number
Policy beyond Attained Age 121. See the Benefits on or    [SPECIMEN]
after Attained Age 121 provision. If the Insured dies
while the Policy is in force, we will pay the Policy      Issue Age of Insured
Proceeds to the Beneficiary. The Policy Proceeds are      [35]
described in the Payment to Your Beneficiary
provision. We must receive due proof of the Insured's     Sex of Insured
death. The Policy Proceeds are described in the           [MALE]
Payment to Your Beneficiary provision. Any payment
will be subject to all of the provisions of the Policy.   Policy Start Date
                                                          [SEPTEMBER 1, 2015]
THE AMOUNT AND/OR DURATION OF YOUR POLICY'S DEATH
BENEFIT MAY BE VARIABLE OR FIXED AND MAY INCREASE OR      Policy Issue Date
DECREASE UNDER THE CONDITIONS DESCRIBED IN THE            [SEPTEMBER 1, 2015]
BENEFITS PROVIDED BY YOUR POLICY SECTION. YOUR
POLICY'S CASH VALUE CAN VARY FROM DAY TO DAY. IT MAY
INCREASE OR DECREASE, DEPENDING ON THE SEPARATE
ACCOUNT INVESTMENT EXPERIENCE AND THE INTEREST
CREDITED TO THE FIXED ACCOUNT. SEE THE SEPARATE
ACCOUNT CASH VALUE AND FIXED ACCOUNT CASH VALUE
PROVISIONS FOR DETAILS.

RIGHT TO EXAMINE YOUR POLICY
PLEASE READ THE POLICY TO BE SURE IT MEETS YOUR NEEDS.
YOU MAY RETURN THE POLICY TO OUR DESIGNATED OFFICE OR
TO OUR REPRESENTATIVE WITHIN [10] DAYS FROM THE DATE
YOU RECEIVE IT. IF YOU RETURN IT WITHIN THIS PERIOD,
WE WILL REFUND ANY PAYMENTS MADE AND VOID THE POLICY
FROM THE START.

The Policy is a legal contract between the Owner and Metropolitan Life Insurance Company.

PLEASE READ YOUR CONTRACT CAREFULLY.

Metropolitan Life Insurance Company
Home Office, [200 Park Avenue, New York, NY 10166]

 /s/ Steven A. Kandarian        /s/ Timothy J. Ring
 PRESIDENT                      SECRETARY

1E-47-15-NY-U                                                           Page 1

TABLE OF CONTENTS

                                                                          PAGE
Policy Specifications....................................................   3
        Schedule of Benefits.............................................   3
        Planned Premium Payments.........................................   3
        Schedule of Charges..............................................   4
        Table of Guaranteed Maximum Monthly Cost of Insurance Rates......   6
        Minimum Death Benefit Factors....................................   7
Definitions..............................................................   9
Premium Payments for Your Policy.........................................  11
        Premiums, Grace Period and Reinstatement.........................  11
Conversion Right.........................................................  13
Your Policy's Value......................................................  13
        Cash Value.......................................................  13
Accessing Your Policy's Value............................................  16
        Cash Surrender Value of Your Policy..............................  16
        Loans............................................................  16
        Withdrawals......................................................  17
        Fixed Account Withdrawals and Transfers..........................  18
        Transfers........................................................  18
        Surrenders.......................................................  19
        Postponement of Payments and Transfers...........................  19
Changing Your Policy.....................................................  20
        Policy Changes...................................................  20
Benefits Provided by Your Policy.........................................  21
        Death Benefit....................................................  21
        Benefits on or after Attained Age 121............................  22
        Payment of the Policy Benefits...................................  22
Available Payment Options................................................  23
        Payment Options..................................................  23
        Life Income Tables...............................................  24
Charges Applied to Your Policy...........................................  25
        Charges Included in the Monthly Deduction........................  25
        Other Charges....................................................  26
General Provisions of Your Policy........................................  27
        Separate Account and Investment Divisions........................  27
        General Provisions...............................................  28
        Owner and Beneficiary............................................  30


Riders, Endorsements and Amendments, if any, and a copy of the Application are a part of the Policy and follow the Owner and Beneficiary Section.

1E-47-15-NY-U                                                           Page 2

POLICY SPECIFICATIONS

SCHEDULE OF BENEFITS                                                YOUR METLIFE POLICY

                                        Face Amount/                Insured
Policy Plan/Benefit                     Benefit Amount   Risk Class [JOHN MIDDLE DOE]
-------------------                     ---------------- ----------
INDIVIDUAL FLEXIBLE PREMIUM             [$50,000]        [STANDARD  Policy Number
UNIVERSAL VARIABLE LIFE                                  SMOKER]    [SPECIMEN]
INSURANCE
[WAIVER OF SPECIFIED                    [MONTHLY PREMIUM [CLASS: 1] INITIAL FACE AMOUNT
PREMIUM RIDER]                          WAIVED:]                    [$50,000]
                                        [$139.58]
[WAIVER OF MONTHLY                                       [CLASS: 1] Issue Age of Insured
DEDUCTION RIDER]                                                    [35]

[ACCELERATION OF DEATH                                              Sex of Insured
BENEFIT RIDER]                                                      [MALE]
[AVIATION LIMITATION RIDER]
[MILITARY AND NAVAL AVIATION LIMITATION RIDER]                      Date of Coverage
[SPECIAL HAZARD EXCLUSION PROVISIONS RIDER]                         [SEPTEMBER 1, 2015]
[WAIVER EXCLUSION RIDER]
[NEW YORK JUVENILE INSURED LIMITATION]                              Death Benefit Option
                                                                    [A]
PLANNED PREMIUM PAYMENTS*
                                                                    Minimum Fixed Account
PLANNED FIRST YEAR LUMP SUM                    [$0]                 Cash Value Guaranteed
                                                                    Interest Rate
PLANNED [ANNUAL] PREMIUM PAYMENTS                                   2.0%
   PAYMENTS FOR YEAR 1                         [$1000.00]
   PAYMENTS FOR YEARS 2 - 20                   [$1000.00]           Minimum Loan Interest
   PAYMENTS FOR YEARS 21 & LATER               [$1000.00]           Rate Credited
                                                                    [2.0%]
WITHDRAWING MONEY FROM YOUR POLICY
                                                                    SEPARATE ACCOUNT
MAXIMUM NUMBER OF WITHDRAWALS YEARLY           [12]                 METROPOLITAN
MINIMUM WITHDRAWAL AMOUNT                      [$100.00]            LIFE SEPARATE
PERCENTAGE USED TO CALCULATE MAXIMUM           [90.0%]              ACCOUNT UL
WITHDRAWAL AMOUNT

OTHER LIMITS THAT APPLY TO YOUR POLICY

MINIMUM FACE AMOUNT                            [$50,000.00]
MINIMUM FACE AMOUNT DECREASE                   [$5,000.00]
MINIMUM FACE AMOUNT INCREASE                   [$5,000.00]
MINIMUM PREMIUM PAYMENT AMOUNT                 [$50.00]
MINIMUM LOAN AMOUNT                            [$100.00]
MAXIMUM FIXED ACCOUNT ALLOCATION               [100.0%]
PERCENT
MAXIMUM FIXED ACCOUNT WITHDRAWAL               [25.0%]
PERCENT

1E-47-15-NY-U                                                           Page 3

POLICY SPECIFICATIONS

* It is possible that insurance coverage may not continue to Attained Age 121 even if your Planned Premium Payments are paid in a timely manner. You may change your Planned Premium Payments; however, new Policy Specifications pages will not be sent to you for such a change.

1E-47-15-NY-U                                                         Page 3.1

POLICY SPECIFICATIONS

SCHEDULE OF CHARGES                                                          YOUR METLIFE POLICY

MAXIMUM PERCENT OF PREMIUM CHARGE #                                          Insured
                         For Premium Payments       For Premium              [JOHN MIDDLE DOE]
                         up to and including        Payments in excess of
                         [$258.36]## each policy    [$258.36]## each policy  Policy Number
                         year                       year                     [SPECIMEN]
   YEAR 1                4.00%                      4.00%
   YEARS 2-10            6.00%                      6.00%                    Initial Face Amount
   YEARS 11-20           6.00%                      6.00%                    [$50,000]
   YEARS 21 & LATER      6.00%                      6.00%
                                                                             Issue Age of Insured
MAXIMUM MONTHLY POLICY CHARGE #                                              [35]
   YEARS 1 - 20          $20.00
   YEARS 21 & LATER      $20.00                                              Sex of Insured
                                                                             [MALE]
MAXIMUM MONTHLY COVERAGE EXPENSE CHARGE #
   YEAR 1                1.2057 per $1,000                                   Date of Coverage
   YEARS 2 - 20          0.1722 per $1,000                                   [SEPTEMBER 1, 2015]
   YEARS 21 & LATER      0.0000 per $1,000
                                                                             Death Benefit Option
MAXIMUM MONTHLY MORTALITY AND EXPENSE RISK CHARGE #                          [A]
Percent of Cash Value in Separate Account
   YEARS 1 - 10          0.125%
   YEARS 11 - 20         0.021%
   YEARS 21 - 30         0.021%
   YEARS 31+             0.021%

MAXIMUM FIXED LOAN INTEREST RATE
   YEARS 1- 10           5.00%
   YEARS 11 & LATER      2.25%

MAXIMUM TRANSFER PROCESSING CHARGE
   ALL YEARS             [$25.00]

# If the Policy is reinstated, any time that the Policy was not in force will not be counted when we determine the charges.

## This premium (called "Target Premium") will be recalculated if: any Requested Increase or decrease in Face Amount is made; any riders are changed, added or removed; there is a change in the Insured's risk class; a Withdrawal that decreases the Face Amount is made; or there was a misstatement of the Insured's age. We will send you a new Policy Specifications page reflecting the new premiums upon any of these changes.

1E-47-15-NY-U                                                           Page 4

POLICY SPECIFICATIONS

Coverage may not be in force until Attained Age 121 since: you can change the amount, timing, and frequency of premium payments; the current charges (including the Cost of Insurance Rates) are not guaranteed; you can take Loans and Withdrawals; you can change the Death Benefit Option; the Face Amount may be changed; your Policy's Cash Value may increase or decrease depending on the Separate Account investment experience and the interest credited to the Fixed Account; and the cost of additional benefits may change due to the addition or deletion of riders. Coverage may cease prior to the Attained Age 121 unless additional premium is received. The Planned Premium Payment may need to be increased to keep the Policy in force.

The Policy will stay in effect after Attained Age 121 as long as the Cash Surrender Value remains greater than or equal to zero. No charges will be taken on or after Attained Age 121. However, Loan Interest will be charged on any Policy Loan.

We have the right to change the rates of interest credited to the Fixed Account Cash Value of your Policy, but the rates will not be less than the Minimum Fixed Account Cash Value Guaranteed Interest Rate and the Minimum Loan Interest Rate Credited, as applicable. The interest we credit on any loan amount will be at least equal to the fixed loan interest rate charged less 2%. We have the right to change the Cost of Insurance Rates, but the rates will not be greater than those shown in the Table of Guaranteed Maximum Monthly Cost of Insurance Rates. We also have the right to change the cost of the other expense charges, but the charges will not be more than the maximum charges shown on the Policy Specifications pages. The result of any changes to the Cost of Insurance Rates and charges shown above will not exceed the maximums shown. Credited interest rates may be changed at any time. Factors may only be changed based on changes in our future expectations as to: mortality; investment earnings; taxes; expenses; capital and reserve requirements; and persistency. Changes will be made only according to procedures and standards filed, if required, with the insurance supervisory official of the state which governs the Policy. Changes will be made on a future basis only (and will not recoup past losses or distribute past gains) and will not be unfairly discriminatory. Actual Cash Value may be less than that illustrated. Actual premiums required to keep the Policy in force may be greater than those illustrated.

ALL CHARGES ARE FULLY DESCRIBED IN YOUR POLICY IN THE CHARGES APPLIED TO YOUR POLICY SECTION.

1E-47-15-NY-U                                                           Page 5

POLICY SPECIFICATIONS

TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF
INSURANCE RATES (PER $1,000 OF NET AMOUNT AT RISK) YOUR METLIFE POLICY

ATTAINED          ATTAINED         ATTAINED          Insured
  AGE       RATE    AGE     RATE     AGE      RATE   [JOHN MIDDLE DOE]
  [35      0.1594    65    2.1358     95    24.6044
   36      0.1685    66    2.3074     96    26.4193  POLICY NUMBER
   37      0.1786    67    2.4794     97    28.3762  [SPECIMEN]
   38      0.1919    68    2.6620     98    29.2509
   39      0.2053    69    2.8458     99    30.6364  Initial Face Amount
   40      0.2203    70    3.0654    100    32.5342  [$50,000]
   41      0.2404    71    3.3088    101    34.3245
   42      0.2629    72    3.6282    102    36.4048  Issue Age of Insured
   43      0.2905    73    3.9541    103    38.7748  [35]
   44      0.3231    74    4.2890    104    41.4987
   45      0.3574    75    4.6698    105    45.2290  Sex of Insured
   46      0.3909    76    5.0787    106    49.3520  [MALE]
   47      0.4286    77    5.5461    107    53.8990
   48      0.4537    78    6.0828    108    58.8443  Date of Coverage
   49      0.4830    79    6.6900    109    64.3819  [SEPTEMBER 1, 2015]
   50      0.5215    80    7.3419    110    70.5231
   51      0.5660    81    8.1060    111    77.0391  Basis of Computation of
   52      0.6247    82    8.8932    112    83.3334  Minimum Cash Value
   53      0.6902    83    9.7106    113    83.3334  2001 CSO MORTALITY
   54      0.7700    84    10.6038   114    83.3334  TABLE [BASED ON AN
   55      0.8591    85    11.6291   115    83.3334  80/20 MALE/FEMALE
   56      0.9508    86    12.7027   116    83.3334  BLEND], SMOKER, AGE
   57      1.0486    87    13.9486   117    83.3334  NEAREST BIRTHDAY
   58      1.1287    88    15.2505   118    83.3334
   59      1.2199    89    16.5928   119    83.3334  Monthly Cost of
   60      1.3280    90    17.8883   120    83.3334  Insurance Factor
   61      1.4584    91    18.8232  121+    0.0000]  1.00165158
   62      1.6135    92    19.9238
   63      1.7850    93    21.2015
   64      1.9602    94    22.6521

1E-47-15-NY-U                                                           Page 6

POLICY SPECIFICATIONS

MINIMUM DEATH BENEFIT FACTORS                     YOUR METLIFE POLICY

 ATTAINED         ATTAINED        ATTAINED        Insured
   AGE     FACTOR   AGE    FACTOR   AGE    FACTOR [JOHN MIDDLE DOE]

   [35      2.50     65     1.20     95     1.01  Policy Number
   36       2.50     66     1.19     96     1.01  [SPECIMEN]
   37       2.50     67     1.18     97     1.01
   38       2.50     68     1.17     98     1.01  Date of Coverage
   39       2.50     69     1.16     99     1.01  [SEPTEMBER 1, 2015]
   40       2.50     70     1.15    100     1.01
   41       2.43     71     1.13    101     1.01  Death Benefit
   42       2.36     72     1.11    102     1.01  Calculation Test*
   43       2.29     73     1.09    103     1.01  [GUIDELINE PREMIUM
   44       2.22     74     1.07    104     1.01  TEST]
   45       2.15     75     1.05    105     1.01
   46       2.09     76     1.05    106     1.01
   47       2.03     77     1.05    107     1.01
   48       1.97     78     1.05    108     1.01
   49       1.91     79     1.05    109     1.01
   50       1.85     80     1.05    110     1.01
   51       1.78     81     1.05    111     1.01
   52       1.71     82     1.05    112     1.01
   53       1.64     83     1.05    113     1.01
   54       1.57     84     1.05    114     1.01
   55       1.50     85     1.05    115     1.01
   56       1.46     86     1.05    116     1.01
   57       1.42     87     1.05    117     1.01
   58       1.38     88     1.05    118     1.01
   59       1.34     89     1.05    119     1.01
   60       1.30     90     1.05    120     1.01
   61       1.28     91     1.04   121+     1.01]
   62       1.26     92     1.03
   63       1.24     93     1.02
   64       1.22     94     1.01

* This test is used to determine whether this Policy qualifies as life insurance under applicable tax law. You may not change the test, which was chosen on the Application, after the Policy has been issued.

1E-47-15-NY-U                                                           Page 7

                                SEE NEXT PAGE.

1E-47-15-NY-U                                                           Page 8

DEFINITIONS

DEFINITIONS

APPLICATION                             INITIAL FACE AMOUNT
Application means the application,      The Initial Face Amount of the Policy
including any amendments, for: your     is the Face Amount of the Policy on
Policy; any Reinstatement of your       the Policy Start Date. The Initial
Policy; any application concerning the  Face Amount can be decreased as
Insured's smoking habits; any riders    described in the Decreasing Your
that are made a part of your Policy;    Policy's Face Amount provision. Each
and any policy changes. A copy of your piece of coverage will have its own Application is attached to and is part Initial Face Amount.
of the Policy.
                                        INSURED
ATTAINED AGE                            The Insured is the person whose life
The Attained Age is equal to the Issue  is covered by the Policy.
Age plus the number of completed
policy years. This includes any period  INVESTMENT DIVISION
during which the Policy was lapsed.     An Investment Division is a sub
                                        account of the Separate Account that
CASH VALUE                              invests in shares of an open-end
The Cash Value is equal to the total    management investment company or other
of: the cash value in the Fixed         pools of investment assets.
Account; plus the cash value in the
Investment Divisions; plus the cash     INVESTMENT START DATE
value in the Loan Account. See the      The Investment Start Date is the date
Cash Value Section for details.         the first Net Premium is applied to
                                        your Policy. It is the later of: the
DATE OF COVERAGE                        date we receive your first premium;
The Date of Coverage is the effective   and the Policy Issue Date.
date of each piece of the Policy's
Face Amount. The Date of Coverage for   IN WRITING
the Initial Face Amount is the same as  In Writing means in a written or other
the Policy Start Date. The Date of      form satisfactory to us and received
Coverage for each increase in Face      at our Designated Office.
Amount will be shown on the Policy
Specifications page for that piece of   ISSUE AGE
coverage. The contestable and suicide   The Issue Age is the age of the
periods for each increase in Face       Insured. It is determined by using his
Amount are measured from that           or her birthday nearest to the Policy
coverage's Date of Coverage.            Start Date.

DESIGNATED OFFICE                       LOAN ACCOUNT
The Designated Office is our Home       The Loan Account is the account to
Office or any other office we           which we will transfer the amount of
designate.                              any Loan from the Fixed Account and
                                        the Investment Divisions.
EXCESS LOAN
An Excess Loan occurs when the Policy   MONTHLY ANNIVERSARY
Loan Balance exceeds the Cash Value of  The Monthly Anniversary date of your
the Policy.                             Policy is the same date in each month
                                        as the Policy Start Date. However,
FACE AMOUNT                             when the Monthly Anniversary falls on
The Face Amount of the Policy is shown  a date other than a Valuation Date, on the Policy Specifications page. The  the Monthly Anniversary will be deemed
Face Amount may be increased or         the next Valuation Date.
decreased as described in the Changing
Your Policy's Face Amount provision.

FIXED ACCOUNT
The Fixed Account is a part of our
general account. You may allocate your
Net Premiums and transfer amounts to
the Fixed Account. It provides
guarantees of principal and interest.

1E-47-15-NY-U                                                           Page 9

DEFINITIONS
(CONTINUED)

NET AMOUNT AT RISK                      PAYEE
The Net Amount at Risk is used to       A Payee is a person, corporation,
determine the Monthly Cost of           partnership, trust or charity entitled
Insurance for your Policy.              to receive the Policy Proceeds,
                                        surrender proceeds or Withdrawal
For Death Benefit Option A, the Net     amount in one sum or under a Payment
Amount at Risk is equal to: the         Option.
greatest of the Face Amount divided by
the Monthly Cost of Insurance Factor,   If the Payee is not a natural person,
the Cash Value times the applicable     the choice of a Payment Option will be
Minimum Death Benefit Factor, and the   subject to our consent.
minimum death benefit required by
applicable tax law; less the Cash       PLANNED FIRST YEAR LUMP SUM
Value.                                  The Planned First Year Lump Sum is the
                                        amount of premium stated in the
For Death Benefit Option B, the Net     Application that is intended to be
Amount at Risk is equal to: the         paid as a lump sum by the first policy
greatest of the Face Amount divided by  anniversary. This amount is shown on
the Monthly Cost of Insurance Factor    the Policy Specifications page.
plus the Cash Value, the Cash Value
times the applicable Minimum Death      PLANNED PREMIUM PAYMENT
Benefit Factor, and the minimum death   The Planned Premium Payment is the
benefit required by applicable tax      amount stated in the Application that
law; less the Cash Value.               is intended to be paid as a premium on
                                        the Planned Premium Payment Due Dates.
The Cash Value used in the Net Amount   This amount is shown on the Policy
at Risk calculation is the Cash Value   Specifications page 3. You may change
at the start of the policy month        this amount by making a request In
before the deduction of the Total       Writing.
Monthly Cost of Insurance.
                                        PLANNED PREMIUM PAYMENT DUE DATE
The Monthly Cost of Insurance Factor    The Planned Premium Payment Due Date
is shown on the Policy Specifications   is based on the Policy Start Date and
page. The applicable Minimum Death      the mode in which you choose to pay
Benefit Factor is based on the          premiums. If premiums are paid on an
Insured's Attained Age. It is shown on  annual mode, it is the policy the Minimum Death Benefit Factors page. anniversary each year. If premiums are paid on other than an annual mode, it
If the Face Amount or Death Benefit of  is the policy anniversary and each
a rider is to be included for the       semi-annual, quarterly or Monthly
purposes of calculating the Net Amount  Anniversary, as applicable.
at Risk under the Death Benefit
Options, it will be indicated in the    POLICY ISSUE DATE
rider.                                  The Policy Issue Date is used to
                                        measure the contestable and suicide
The Cash Value used in the Net Amount   periods for the initial coverage.
at Risk calculation will not be less
than zero.                              POLICY LOAN BALANCE
                                        The Policy Loan Balance at any time is
The Net Amount at Risk will be          equal to the outstanding Loan plus
allocated to the pieces of coverage in  Loan Interest accrued to date.
the following order:
1. Each increase in Face Amount in      POLICY PROCEEDS
   succession, starting with the most   The Policy Proceeds is the amount paid
   recent increase; and then            to the Beneficiary upon receipt of due
2. To the coverage provided by the      proof of the Insured's death.
   remaining Initial Face Amount
   (which includes any increase in      POLICY START DATE
   Face Amount resulting from a Death   The Policy Start Date is used to
   Benefit Option change).              measure policy years, months and
                                        anniversaries. It may be referred to
NET PREMIUM                             as Policy Date on the Application.
The Net Premium is the part of the
premium that will be applied to your
Policy's Cash Value. It is equal to:
the premium paid; less the premium
paid times the applicable Percent of
Premium Charge for the current policy
year.

1E-47-15-NY-U                                                          Page 10

DEFINITIONS                             PREMIUM PAYMENTS FOR YOUR POLICY
(CONTINUED)

                                        PREMIUMS, GRACE PERIOD AND
                                        REINSTATEMENT

REQUESTED INCREASE                      PAYING PREMIUMS FOR YOUR POLICY
A Requested Increase is an increase in The first premium is due as of the Face Amount that you applied for after Policy Start Date. The Policy will not
the Policy Issue Date.                  be in force until the first premium is
                                        paid. If you have the Policy and the
SEC                                     first premium has not been paid, we
"SEC" stands for the United States      will consider that you have the Policy
Securities and Exchange Commission.     for inspection only. Premiums after
                                        the first premium must be paid at our
SEPARATE ACCOUNT                        Designated Office.
The Separate Account is a separate
investment account created by us to     Premiums may be paid in any amount and
receive and invest your Net Premiums.   at any interval subject to the
The Separate Account is divided into    following conditions:
subaccounts that correspond to the      1. There is a minimum amount for
Investment Divisions.                      premium payments. Except with our
                                           consent, any premium payment must
VALUATION DATE                             be at least the Minimum Payment
A Valuation Date is each day that the      Amount shown on the Policy
New York Stock Exchange is open for        Specifications page.
trading and the SEC has not restricted  2. Total premiums paid in any policy
trading or declared an emergency. Each     year may not be equal to or exceed
Valuation Date ends at the close of        an amount that would cause the
regular trading on the New York Stock      Policy to fail to qualify as life
Exchange.                                  insurance under applicable tax law.
                                           We will refund any amount paid that
VALUATION PERIOD                           exceeds this limit.
A Valuation Period is the period        3. Premium payments cannot be made
between the ends of two successive         after Attained Age 121, unless they
Valuation Dates. Net Premium               are required under a Grace Period.
allocations, requests for transfers,    4. If we receive a premium that causes
future allocation changes, Loans,          the Death Benefit to increase by an
Withdrawals, and surrenders will take      amount that exceeds that Net
effect as of the end of the Valuation      Premium, we have the right to
Period in which we receive the premium     refuse that premium payment. We may
payment or the request In Writing.         require additional evidence of
                                           insurability before we accept that
WE, US AND OUR                             premium payment.
Metropolitan Life Insurance Company.
                                        You may request a change to your
YOU AND YOUR                            Planned Premium Payments. However, we
The Owner of the Policy.                will not process an increase to the
                                        Planned Premium Payment if payment of
                                        the increased planned premium would
                                        cause the Policy to fail to qualify as
                                        life insurance under applicable tax
                                        law.

                                        If we receive a payment, we will treat
                                        it as a premium payment, unless you
                                        request otherwise In Writing.

                                        ALLOCATING NET PREMIUMS
                                        You may allocate the Net Premiums
                                        among the Fixed Account and the
                                        Investment Divisions. Percentages must
                                        be in whole numbers. Also, your total
                                        allocation must equal 100%.

                                        There is a limit to the amount of cash
                                        value you may have in the Fixed
                                        Account. The cash value in the Fixed
                                        Account immediately after payment of
                                        the premium may not exceed: the Fixed
                                        Account cash value plus the Separate
                                        Account cash value; times the Maximum
                                        Fixed Account Allocation Percent. We
                                        reserve the right to change the amount
                                        you may allocate to the Fixed Account.

1E-47-15-NY-U                                                          Page 11

PREMIUM PAYMENTS FOR YOUR POLICY
(CONTINUED)

We reserve the right to change the      GRACE PERIOD FOR SUBMITTING ANY AMOUNT
amount you may allocate to the Fixed    DUE
Account.                                If, on a Monthly Anniversary date, the
                                        Cash Surrender Value is less than the
The initial allocation is shown on the  next Monthly Deduction, we will give
Application.                            you a 62-day period called the "Grace
                                        Period" to allow you to pay a premium
Until 20 days after the Investment      large enough to keep your Policy from
Start Date, your Net Premiums will be   lapsing. The required premium is
applied to the Fixed Account. During    called the "Amount Due". At the start
this time, values and benefits of your of the Grace Period, we will send a Policy depend on the interest credited notice of the Amount Due. We will send
to the Fixed Account. Twenty days       this notice to your last known address
after the Investment Start Date: the    and to that of any assignee on record.
Cash Value will be allocated to the     If we do not receive the Amount Due by
Fixed Account and the Investment        the end of the Grace Period: the
Divisions according to the allocations  Policy will lapse; and it will in effect on the date of the transfer; terminate without Cash Surrender Value. and future Net Premiums will be allocated to the Fixed Account and the  If the Insured dies during the Grace
Investment Divisions according to the   Period, any Amount Due will be
allocations in effect on the date we    deducted from the Policy Proceeds.
receive the premium at our Designated
Office.                                 REINSTATING YOUR POLICY AFTER LAPSE
                                        If the Policy has lapsed, you may
YOU MAY CHANGE THE ALLOCATION           reinstate your Policy (excluding
While your Policy is in force, you may  riders) prior to Attained Age 121 and
change the allocation of Net Premiums   within three years after the date of
among the Fixed Account and the         lapse. This is called a
Investment Divisions. The rules that    "Reinstatement". Riders can be
apply to any allocation are outlined    reinstated if stated in the rider or
in the Allocating Net Premiums          with our consent. To reinstate your
provision. Any change in allocation     Policy, you must submit a request In
percentages will take effect when we    Writing and the following:
receive your request In Writing.        1. Proof that the Insured is insurable
                                           by our standards.
CONTINUATION OF INSURANCE AFTER         2. Payment of the Monthly Deductions
PREMIUM PAYMENTS STOP                      that were due and not paid at the
If you stop making premium payments,       time of lapse.
the insurance provided under the        3. Payment of an amount large enough
Policy, including benefits provided by     to keep the Policy in force for at
any rider made a part of the Policy,       least three months.
will continue under the provisions of
the Policy for as long as the Cash      Any Loan in effect at the time of
Surrender Value is large enough to      lapse may be paid or reinstated. If
cover the Monthly Deductions. See the   the Loan is reinstated, the reinstated
Grace Period for Submitting Any Amount  Cash Value will be reduced by any Loan
Due provision.                          Interest due at the time of lapse. If
                                        the Loan is not reinstated, the
PAID-UP INSURANCE OPTION                reinstated Cash Value will be reduced
You can exchange your Policy while it   by any Policy Loan Balance at the time
is in force, on any policy anniversary  of lapse.
before Attained Age 121, for a new
policy that provides Paid-Up            If the Insured is alive on the date we
Insurance. Your request for the         approve the request for Reinstatement,
exchange must be In Writing on or       the Policy will be in force from the
before the policy anniversary on which  date we approve the Reinstatement
the exchange is to be effective. This   application. We will deduct a full
Policy will be void as of the date of   Monthly Deduction for the policy month
the exchange. Paid-Up Insurance will    in which we approve the Reinstatement
be provided by using: the Cash          application.
Surrender Value of the Policy as a net
single premium at the then current age  If the Insured is not alive on the
of the Insured as calculated by the     date we approve the request for
issuing company for that plan of        Reinstatement, such approval is void.
insurance; the 2001 CSO Mortality
Table; and an interest rate of 4%. The  The Maximum Monthly Mortality and
cash value of the paid-up insurance     Expense Risk Charge, Maximum Monthly
will be based on an interest rate of    Coverage Expense Charge, Maximum
4% a year. Paid-Up Insurance is         Monthly Policy Charge and Maximum
permanent life insurance with no        Percent of Premium Charge at the time
further premiums due. The Paid-Up       of Reinstatement will be those in
Insurance will be issued: on a plan of  effect at the time of lapse. See the
insurance offered by us or one of our   Charges Applied to Your Policy Section.
affiliates; and with a start date as
of the date this Policy ends.

1E-47-15-NY-U                                                          Page 12

CONVERSION RIGHT                        YOUR POLICY'S VALUE

                                        CASH VALUE

CONVERSION RIGHT                        CASH VALUE OF YOUR POLICY
While the Policy is in force during     The Cash Value of your Policy is equal
the first 24 policy months, or if       to the total of the values in the
there is a material change in the       Fixed Account, the Separate Account
investment policy of the Separate       and the Loan Account. See the Cash
Account, you have a one-time right to   Surrender Value of Your Policy
exchange the Policy to a new permanent  provision for information on the value
fixed benefit life policy on the life   available to you.
of the Insured, without proof of
insurability. We, or an affiliate,      FIXED ACCOUNT CASH VALUE
will issue the new policy on the        The cash value in the Fixed Account on
following basis:                        the Investment Start Date is equal to:
1. The new policy will have the same    the Net Premiums received; less the
   Policy Start Date and Policy Issue   portion of the Monthly Deductions due
   Date as this Policy;                 from the Policy Start Date through the
2. The Face Amount of the new policy    Investment Start Date, if any, charged
   may not be greater than the Face     to the Fixed Account.
   Amount, not including riders, of
   this Policy on the exchange date;    The cash value in the Fixed Account on
3. The cost of insurance rates for the  any day after the Investment Start
   new policy will be based on the      Date is equal to:
   Insured's age, smoker status and     1. The cash value in the Fixed Account
   risk class in use on the Policy         on the prior day, with interest on
   Issue Date of this Policy. If the       such value at the current rate; less
   risk class of this Policy is not     2. Any Withdrawal made on that day;
   offered on the new policy, we will      less
   use the risk class closest to it;    3. Any amount transferred from the
4. The new policy will be a permanent      Fixed Account to the Investment
   fixed benefit plan agreed to by the     Divisions on that day (including
   issuing company, to the extent          any part of a Transfer Processing
   available for sale by that company      Charge taken from the Fixed
   on the exchange date and subject to     Account); plus
   any limits under applicable tax law  4. Any part of a Net Premium received
   and other applicable rules;             and allocated to the Fixed Account
5. The Cash Value of this Policy will      on that day; plus
   be transferred to the new policy as  5. Any amounts transferred to the
   of the exchange date;                   Fixed Account on that day; plus
6. Any premium from this Policy that    6. Any loan repayments received and
   is in excess of any premium due for     allocated to the Fixed Account on
   the new policy may be applied as an     that day; plus
   advance premium. If the conversion   7. Any amount transferred from the
   results in an increase in cash          Loan Account to the Fixed Account
   value on the new policy, the            on that day; less
   increase must be paid by you. If a   8. Any amount transferred from the
   decrease in cash value results, we      Fixed Account to the Loan Account
   will return such amount to you;         on that day; less
7. Any Loan and loan interest due on    9. If that day is a Monthly
   the exchange date must be paid          Anniversary, the part of the
   prior to the issue of the new           Monthly Deduction charged to the
   policy;                                 Fixed Account to cover the policy
8. Any riders attached to this Policy      month that starts on that day.
   will be attached to the new policy
   only if available for such policy;
9. The new policy will be subject to
   any assignments and limitations to
   which this Policy is subject.

1E-47-15-NY-U                                                          Page 13

YOUR POLICY'S VALUE
(CONTINUED)

SEPARATE ACCOUNT CASH VALUE             VARIABLE ACCUMULATION UNITS
There is no cash value in the Separate  At the end of a Valuation Date, the
Account on the Investment Start Date.   current market value of an Investment
The Separate Account Cash Value is      Division is determined by multiplying
equal to the sum of the cash value in   that Investment Division's
each Investment Division. The cash      accumulation unit value by the number
value in each Investment Division on    of Investment Division accumulation
the twentieth day after the Investment  units held under the Policy.
Start Date is equal to the amount
transferred from the Fixed Account to   The number of Investment Division
the Investment Division.                accumulation units will increase when:
                                        any part of a Net Premium is received
The cash value in each Investment       and allocated to that Investment
Division on any day starting 21 days    Division; amounts are transferred to
after the Investment Start Date is      that Investment Division; or Loans are
equal to:                               repaid and credited to that Investment
1. The cash value in the Investment     Division.
   Division on the last Valuation Date
   times that Investment Division's     The number of Investment Division
   Net Investment Factor for the        accumulation units will decrease when:
   current Valuation Period; less       1. Any part of the Monthly Deduction
2. Any Withdrawal from the Investment      is taken from that Investment
   Division during the current             Division;
   Valuation Period ; less              2. A Loan is taken from that
3. Any amounts transferred from the        Investment Division;
   Investment Division during the       3. An amount is transferred from that
   current Valuation Period (including     Investment Division;
   any part of a Transfer Processing    4. A Transfer Processing Charge is
   Charge taken from the Investment        taken from that Investment
   Division); plus                         Division; or
4. Any part of a Net Premium received   5. A Withdrawal is taken from that
   and allocated to the Investment         Investment Division.
   Division during the current
   Valuation Period; plus               VALUE OF EACH ACCUMULATION UNIT
5. Any amounts transferred to the       The value of an accumulation unit may
   Investment Division from the Fixed   increase or decrease from one
   Account or from another Investment   Valuation Period to the next. For any
   Division during the current          Valuation Period, the value is equal
   Valuation Period; plus               to the value of an accumulation unit
6. Any loan repayments received and     for the prior Valuation Period times
   allocated to the Investment          the Net Investment Factor for that
   Division during the current          Investment Division for the current
   Valuation Period; plus               Valuation Period.
7. Any amount transferred from the
   Loan Account to the Investment
   Division during the current
   Valuation Period; less
8. Any amount transferred from the
   Investment Division to the Loan
   Account during the current
   Valuation Period; less
9. If a Monthly Anniversary occurs
   during the current Valuation
   Period, the part of the Monthly
   Deduction charged to the Investment
   Division during the current
   Valuation Period to cover the
   policy month that starts during
   that Valuation Period.

1E-47-15-NY-U                                                          Page 14

YOUR POLICY'S VALUE
(CONTINUED)

NET INVESTMENT FACTOR                   CASH VALUE OF YOUR POLICY ON AND AFTER
The Net Investment Factor measures the  ATTAINED AGE 121
investment performance of an            If the Policy is continued beyond
Investment Division during a Valuation  Attained Age 121, the Cash Value on
Period. The Net Investment Factor for   and after Attained Age 121 will be
each Investment Division for a          determined in the same way described
Valuation Period is equal to:           above, except:
1. The value of the assets at the end   1. There will be no Monthly Deductions
   of the last Valuation Period; plus      taken; and
2. The investment income and capital    2. Premium Payments cannot be made on
   gains, realized or unrealized,          or after Attained Age 121, except
   credited to the assets during the       for payments required under a Grace
   Valuation Period for which the Net      Period.
   Investment Factor is being
   determined; less                     THE INTEREST WE CREDIT TO YOUR
3. The capital losses, realized or      POLICY'S CASH VALUE IN THE FIXED
   unrealized, charged against the      ACCOUNT
   assets during the Valuation Period;  Interest is credited to the amount of
   less                                 your Policy's cash value in the Fixed
4. Any amount charged against the       Account. The effective annual interest
   Investment Division for taxes,       rate credited will never be less than
   including any tax or other economic  the Minimum Fixed Account Cash Value
   burden resulting from the            Guaranteed Interest Rate shown on the
   application of tax laws that we      Policy Specifications page.
   determine to be properly
   attributable to the Investment       BASIS OF COMPUTATION
   Division, or any amount we set       The minimum cash values in the Fixed
   aside during the Valuation Period    Account and guaranteed cost of
   as a reserve for taxes attributable  insurance rates are based on the
   to the operation or maintenance of   mortality table and the Fixed Account
   the Investment Division; divided by  Minimum Cash Value Guaranteed Interest
5. The value of the assets at the end   Rate as shown on the Policy
   of the last Valuation Period.        Specifications page.

LOAN ACCOUNT CASH VALUE                 All values and benefits are at least
The cash value in the Loan Account as   equal to those required by the law of
of the Investment Start Date is equal   the state in which the Policy is
to the amount transferred into the      delivered. We have filed a detailed
Loan Account on that day.               statement showing the method of
                                        calculating cash values and reserves
The cash value in the Loan Account on   with the insurance supervisory
any day after the Investment Start      official of that state. Cash Values
Date is equal to:                       are computed according to the Standard
1. The cash value in the Loan Account   Nonforfeiture Law of life insurance.
   on the preceding Valuation Date,
   with interest at an amount no less
   than the Minimum Loan Interest Rate
   Credited shown on the Policy
   Specifications page (the interest
   we credit on any loan will be at
   least equal to the fixed loan
   interest rate charged less 2%); plus
2. Any amount transferred to the Loan
   Account from the Fixed Account on
   that day; plus
3. Any amount transferred to the Loan
   Account from the Investment
   Divisions on that day; plus
4. If that day is a policy
   anniversary, any amount due to
   cover unpaid Loan Interest; less
5. Any amount transferred from the
   Loan Account to the Fixed Account
   on that day; less
6. Any amount transferred from the
   Loan Account to the Investment
   Divisions on that day.

1E-47-15-NY-U                                                          Page 15

ACCESSING YOUR POLICY'S VALUE

CASH SURRENDER VALUE OF YOUR POLICY

CASH SURRENDER VALUE
The Cash Surrender Value of the Policy Cash value equal to the Loan allocated is the amount we use to determine what to the Fixed Account and each
is available to you for Loans,          Investment Division will be
Withdrawals and Surrenders. It is       transferred to the Loan Account. It
equal to the Cash Value at the time of  will earn interest at an annual
surrender, less any Policy Loan         effective rate not less than the
Balance.                                Minimum Loan Interest Rate Credited.
                                        The interest we credit on any loan
LOANS                                   amount will be at least equal to the
                                        fixed loan interest rate charged less
BORROWING MONEY FROM YOUR POLICY        2%. Interest earned on the cash value
While your Policy is in force and if    in the Loan Account will remain in the
your Policy has Loan Value, you can     Loan Account until: we receive a loan
borrow money from your Policy by        repayment; a new Loan is made; the
making a request In Writing. The        Policy enters the Grace Period; or the
maximum amount you may borrow is the    next policy anniversary. Upon any of
greater of: the Loan Value defined      these events, the interest earned on
below; and 75% of the Cash Surrender    the Loan Account will be transferred
Value on the date the loan is made.     to the Fixed Account and the
The Loan Value on the date the loan is  Investment Divisions in proportion to
made is equal to:                       the cash value in each.
1. The Cash Value; plus
2. Interest at the Minimum Fixed        REPAYING YOUR LOAN AND LOAN INTEREST
   Account Cash Value Guaranteed        Your Policy Loan Balance can be repaid
   Interest Rate to the next policy     in whole or in part at any time before
   anniversary; less                    the death of the Insured and while the
3. Any Policy Loan Balance; less        Policy is in force. When a loan
4. Loan Interest at the Maximum Fixed   repayment is made, an amount equal to
   Loan Interest Rate to the next       the loan repayment will be transferred
   policy anniversary (including any    from the Loan Account to the Fixed
   Loan Interest that would be due on   Account and the Investment Divisions
   the new loan); less                  in the same proportion that the cash
5. The most recent Monthly Deduction    value in each bears to the total Cash
   charged, times the number of policy  Value less the cash value in the Loan
   months to the next policy            Account.
   anniversary.
                                        Any payment we receive will be applied
The Policy will be the sole security    as a premium payment unless it is
for such Loan.                          clearly marked as a Loan or Loan
                                        Interest repayment.
The amount of each loan request must
be at least equal to the Minimum Loan   The Policy Proceeds and Cash Surrender
Amount shown on the Policy              Value reflect the deduction of any
Specification page.                     outstanding Policy Loan Balance.

The Loan will be allocated among the    If your Policy has an Excess Loan, we
Fixed Account and the Investment        will send a notice to your last known
Divisions in the same proportion that   address and that of any assignee of
the respective cash value in each       record. We will allow you a Grace
bears to the total Cash Value less the  Period for payment of the excess due.
cash value in the Loan Account on the   If the excess due remains unpaid at
date of the Loan.                       the end of the Grace Period, the
                                        Policy will lapse without value. The
                                        Grace Period will end 62 days from the
                                        date the notice is sent.

1E-47-15-NY-U                                                          Page 16

ACCESSING YOUR POLICY'S VALUE
(CONTINUED)

WITHDRAWALS

WITHDRAWING MONEY FROM YOUR POLICY
After the first policy year, you may    The Face Amount will be decreased in
make a request In Writing for a         the following order, unless any rider
Withdrawal from the Cash Surrender      made a part of the Policy states
Value. A Withdrawal is subject to the   otherwise:
conditions below.                       1. Each Requested Increase in
                                           succession, starting with the most
CONDITIONS FOR WITHDRAWING MONEY           recent Requested Increase; and then
We have the right to limit the total    2. The remaining Initial Face Amount;
amount you may withdraw. The total         and then
amount you may withdraw will never be   3. Any increase in Face Amount
less than the Cash Surrender Value         resulting from a change in Death
times the Percentage Used to Calculate     Benefit Option.
Maximum Withdrawal Amount shown on the
Policy Specifications page.             A decrease in Face Amount may require
                                        a decrease in the amounts provided by
Also no Withdrawal will be processed    any riders made a part of the Policy.
unless:
1. The Cash Surrender Value after the   The Death Benefit of the Policy will
   Withdrawal is large enough to cover  be based on the Face Amount after the
   two Monthly Deductions;              Withdrawal and the reduced Cash Value.
2. The Face Amount after the            The Face Amount of the Policy will be
   Withdrawal, excluding riders, is at decreased, if necessary, such that the least the Minimum Face Amount shown Net Amount at Risk after the
   on the Policy Specifications page;   Withdrawal is not greater than the Net
   and                                  Amount at Risk before the Withdrawal.
3. The Policy continues to qualify as
   life insurance under applicable tax  Unless otherwise requested, the
   law after the Withdrawal.            proceeds will be paid to you in a
                                        single lump sum. We may make other
There is a minimum amount you can       options available in addition to the
withdraw from your Policy at any one    single lump sum option. You may choose
time. The minimum amount is shown on    In Writing to apply all or part of the
the Policy Specifications page as the   amount to a Payment Option. See the
Minimum Withdrawal Amount.              Payment Options Section.

There is a limit on how many            ALLOCATION OF WITHDRAWALS
Withdrawals from your Policy you can    Subject to the Conditions for
make in any policy year. This limit is  Withdrawing Money, Withdrawals will be
shown on the Policy Specifications      allocated among the Fixed Account and
page as the Maximum Number of           the Investment Divisions in the same
Withdrawals Yearly. We may charge a     proportion that the respective cash
fee for a Withdrawal. If we do, it      value in each bears to the total Cash
will not be more than [$25.00].         Value less the cash value in the Loan
                                        Account on the date of the Withdrawal.
The maximum amount of a Withdrawal      If the Fixed Account conditions will
from any one of the Investment          not allow this proportionate
Divisions is the lesser of:             allocation, we will contact you so
1. [90%] of the part of the Cash        that you may specify an acceptable
   Surrender Value in that Investment   allocation.
   Division at the start of that
   policy year; and
2. The amount required to keep the
   Face Amount, excluding riders, from
   being less than the Minimum Face
   Amount.

The Face Amount of the Policy will be
decreased, if necessary, after the
Withdrawal so that the Net Amount at
Risk is not greater than it was prior
to the Withdrawal.

1E-47-15-NY-U                                                          Page 17

ACCESSING YOUR POLICY'S VALUE
(CONTINUED)

FIXED ACCOUNT WITHDRAWALS AND            TRANSFERS
TRANSFERS
                                         TRANSFERRING MONEY BETWEEN THE FIXED
LIMITS ON WITHDRAWALS AND TRANSFERS      ACCOUNT AND INVESTMENT DIVISIONS
FROM THE FIXED ACCOUNT                   If the Policy is in force and you
There are limits on Withdrawals and      have not exercised your Conversion
transfers from the Fixed Account. The    Right, starting 20 days after the
limits are described below.              first Net Premium is applied to the
                                         Policy, you may transfer amounts:
Withdrawals and transfers from the       between the Fixed Account and the
Fixed Account can be made only once      Investment Divisions; and among the
each policy year and only within 30      Investment Divisions.
days after each policy anniversary.
                                         Transfers are subject to the
The maximum amount of all Withdrawals    following conditions:
and transfers from the Fixed Account     1. We must receive the request In
in a policy year is the greater of:         Writing;
1. The part of the Cash Surrender        2. The request must be expressed as a
   Value in the Fixed Account at the        dollar amount or as a percentage
   start of that policy year times          in whole numbers;
   Maximum Fixed Account Withdrawal      3. The minimum amount of the transfer
   Percent; and                             must be equal to the lesser of
2. The last policy year's Fixed             [$50] and the total amount in the
   Account maximum withdrawal amount.       Fixed Account or Investment
                                            Division from which the transfer
   However, if less than $[50] would        is being made;
   remain in the Fixed Account after     4. We may charge a fee for a
   the Withdrawal, you can withdraw         transfer. If we do, it will not be
   all of the Cash Surrender Value in       more than the Maximum Transfer
   the Fixed Account.                       Processing Charge shown on the
                                            Policy Specifications page; and
LIMITS ON TRANSFERS AND ALLOCATIONS      5. We reserve the right to limit the
TO THE FIXED ACCOUNT                        number of transfers in each policy
There are limits on transfers and           year to [4].
allocations to the Fixed Account. The
limits are described below.              We will consider all transfers that
                                         occur on the same day as one transfer
The Fixed Account cash value             for the purpose of determining: any
immediately after any transfer to the    charge under item 4 above; and the
Fixed Account cannot exceed: the         number of transfers made in a policy
Fixed Account cash value plus the        year under item 5 above.
Separate Account cash value; times
the Maximum Fixed Account Allocation     Your right to make transfers is
Percent.                                 subject to restrictions imposed by
                                         us. We will only restrict your right
We reserve the right to limit new        if we determine, in our sole opinion,
amounts being transferred or             that the exercise of the right by one
allocated to the Fixed Account. We       or more owners with interests in the
will only limit new amounts if the       Investment Division is, or would be,
rate of interest that would be used      to the disadvantage of other owners.
for the new amount is equal to the       Restrictions may be applied in any
Minimum Fixed Account Cash Value         manner reasonably designed to prevent
Guaranteed Interest Rate.                any use of the transfer right that we
                                         consider to be to the disadvantage of
                                         other owners. A restriction could be
                                         applied to transfers to and from one
                                         or more of the Investment Divisions
                                         and could include:
                                         1. The requirement of a minimum time
                                            period between each transfer;
                                         2. Not accepting a transfer request
                                            from a third party acting under
                                            authorization on behalf of more
                                            than one owner; or
                                         3. Limiting the dollar amount that
                                            may be transferred by an owner
                                            between the Investment Divisions
                                            at any one time.

1E-47-15-NY-U                                                          Page 18

ACCESSING YOUR POLICY'S VALUE
(CONTINUED)

SURRENDERS                              POSTPONEMENT OF PAYMENTS AND TRANSFERS

SURRENDERING YOUR POLICY                OUR RIGHT TO POSTPONE PAYMENTS AND
You may surrender the Policy for its    TRANSFERS
Cash Surrender Value during the         We will usually pay any amounts for
lifetime of the Insured. We will        Loans, surrenders and Withdrawals
determine the Cash Surrender Value as   allocated to the Investment Divisions
of the date we receive your request In  within seven days after we receive the
Writing.                                request In Writing. We will usually
                                        pay any Death Benefit proceeds within
If the surrender occurs on a Monthly    seven days after we receive due proof
Anniversary, the Policy will terminate  of claim. Payment of any amount from
on that date. Further, the Cash         the Investment Divisions on Loans and
Surrender Value will not be reduced by Withdrawals (except when used to pay the Monthly Deduction due on that date premiums on policies issued by us),
for a subsequent policy month. If the   surrenders and death (except the Face
surrender occurs on any date other      Amount) may be postponed whenever:
than a Monthly Anniversary, the Policy  1. The New York Stock Exchange is
will terminate on the next Monthly         closed (other than customary
Anniversary date.                          weekend and holiday closing) or
                                           trading on the New York Stock
If the Insured dies on or after the        Exchange is restricted as
date of surrender and before the           determined by the SEC; or
Policy terminates: the surrender will   2. An emergency exists as determined
be reversed; the Cash Surrender Value      by the SEC, as a result of which
paid to you will be converted to a         disposal of securities is not
Loan; and the Policy Proceeds will be      reasonably practicable or it is not
paid. This means the Cash Surrender        reasonably practicable to determine
Value paid to you will be deducted         the value of the net assets of the
from the Policy Proceeds. See the          Separate Account.
Payment to Your Beneficiary provision.
                                        We have the right to postpone
Unless otherwise requested, the         Transfers under the conditions listed
proceeds will be paid to you in a       above.
single lump sum. We may make other
options available in addition to the    We have the right to defer payment of
single lump sum option. You may choose the part of any amount paid from the In Writing to apply all or part of the Fixed Account on surrender and
amount to a Payment Option. See the     Withdrawals for not more than six
Payment Options Section.                months.

                                        We have the right to defer payment of
                                        the part of any Loan from the Fixed
                                        Account for not more than six months,
                                        except for payment of premiums to us.

1E-47-15-NY-U                                                          Page 19

CHANGING YOUR POLICY

POLICY CHANGES

POLICY CHANGES                          INCREASING YOUR FACE AMOUNT
After the first policy anniversary and  Each Requested Increase will be
prior to Attained Age 121, you can      subject to the following:
request policy changes at any time      1. We must receive proof satisfactory
unless we have stated otherwise in the     to us that the Insured is insurable
Policy. We may allow only one change       by our standards on the date of the
per policy year. No change will be         Requested Increase.
made that would result in the Policy    2. The charges for the increase will
failing to qualify as life insurance       be based on the risk class the
under applicable tax law.                  Insured qualifies for on the Date
                                           of Coverage for the Requested
Following are the types of changes         Increase.
that are allowed.                       3. New insurance must be available
                                           under our underwriting rules on the
CHANGING YOUR POLICY'S FACE AMOUNT         same plan at the Attained Age of
You can ask us to decrease or increase     the Insured on the date of the
the Face Amount of your Policy. The        Requested Increase.
request must be In Writing.             4. The increase must be at least equal
                                           to the Minimum Face Amount Increase
DECREASING YOUR POLICY'S FACE AMOUNT       shown on the Policy Specifications
Each requested decrease in Face Amount     page.
will be subject to the following:       5. The total Face Amount after the
1. The decrease will reduce the Face       increase cannot be greater than our
   Amount in the following order,          published maximums. The total Face
   unless any rider made a part of the     Amount is equal to the Face Amount
   Policy states otherwise:                before the Requested Increase plus
    a. Each Requested Increase in          the Requested Increase.
       succession, starting with the
       most recent Requested Increase;  We will send new Policy Specifications
       and then                         pages to show the Date of Coverage for
    b. The remaining Initial Face       and charges applicable to the increase
       Amount; and then                 in Face Amount. The increase will take
    c. Any increase in Face Amount      effect on the date we approve the
       resulting from a change in       Requested Increase.
       Death Benefit Option.
2. The Face Amount after the requested  ADDITION OF RIDERS
   decrease may not be less than the    You can ask us to add a rider to the
   Minimum Face Amount shown on the     Policy. The request must be In
   Policy Specifications page.          Writing. Proof of insurability may be
3. The decrease must be at least equal required. If we approve your request, to the Minimum Face Amount Decrease the addition of the rider will take
   shown on the Policy Specifications   effect on the Issue Date of the Rider.
   page.
4. Decreasing the Face Amount could     CHANGE IN RISK CLASS
   result in a decrease in amounts      You can apply for a better risk class.
   provided by any riders made a part   The request must be In Writing. Proof
   of the Policy.                       of insurability will be required. If
                                        we approve your request, the change
We will send new Policy Specifications  will take effect on the date we
pages to show the decreased Face        approve your request.
Amount. The decrease will take effect
on the date we receive your request.    CHANGE FROM A SMOKER TO NONSMOKER RISK
                                        CLASS
See the riders attached to your         If any coverage under your Policy was
Policy, if any, for information about   issued at a smoker risk class, you may
how a decrease in Face Amount may       be able to apply for a change to a
cause a decrease in the amount          nonsmoker risk class. Application can
provided by such riders.                be made if the Insured has not used
                                        tobacco/nicotine products in the last
                                        12 months and the Policy has been in
                                        force for at least one year.

                                        A change to a nonsmoker risk class
                                        will be subject to: application to
                                        change the risk class; evidence of
                                        insurability; and our general
                                        underwriting rules in effect at that
                                        time.

1E-47-15-NY-U                                                          Page 20

CHANGING YOUR POLICY                    BENEFITS PROVIDED BY YOUR POLICY
(CONTINUED)

Those rules: may involve criteria         DEATH BENEFIT
other than tobacco/nicotine use; and
may involve a definition of               PAYMENT TO YOUR BENEFICIARY
tobacco/nicotine use different from       We will pay the Policy Proceeds to the
the definition used on the Policy         Beneficiary upon receipt of due proof
Issue Date. If the risk class is          of the Insured's death. The Policy
changed to a nonsmoker risk class:        Proceeds are equal to:
1. The application will be attached to    1. The Death Benefit; plus
   and made a part of your Policy; and    2. Any insurance on the life of the
2. The application will be contestable       Insured provided by riders (unless
   for two years from the effective          the rider's Face Amount or Death
   date of the change in risk class.         Benefit is reflected in the Death
   The contest will be limited to the        Benefit of the Policy); plus
   difference between the premiums,       3. The Total Monthly Cost of Insurance
   rates and charges based on the            for the part of the policy month
   smoker risk class and the premiums,       from the date of the Insured's
   rates and charges based on the            death to the end of that policy
   nonsmoker risk class.                     month; plus
                                          4. Any premium received after the date
CHANGING YOUR POLICY'S DEATH BENEFIT         of the Insured's death; less
OPTION                                    5. Any Amount Due under a Grace Period
You can ask us to change the Death           provision as of the date of the
Benefit Option. The request must be In       Insured's death; less
Writing. We may require proof that the    6. Any Policy Loan Balance.
Insured is insurable by our standards
on the date of the change. The            In no event will the amount payable
effective date of the change will be      upon the death of the Insured be less
the date we approve your request if       than the minimum amount required to
the change would result in an increase    permit the Policy to qualify as life
in the Net Amount at Risk. The Death      insurance under the applicable tax law.
Benefit payable will not change as a
result of this change, but the Face       DEATH BENEFIT OPTIONS
Amount may change. Changes are allowed    Your Policy allows you to choose
as follows:                               between two Death Benefit Options. The
1. Change from Death Benefit Option A     amount of the Death Benefit depends
   to Death Benefit Option B.             upon the Death Benefit Option in
   The Face Amount of the Policy will     effect on the date of the Insured's
   be decreased, if necessary, to         death. The Death Benefit Option in
   equal the Death Benefit less the       effect is shown on the most recent
   Cash Value on the effective date of    Policy Specifications page.
   the change. This change will not be
   allowed if it would result in a        DEATH BENEFIT OPTION A
   Face Amount for the Policy that is     The Death Benefit prior to Attained
   less than the Minimum Face Amount      Age 121 is equal to the greater of:
   shown on the Policy Specifications     1. The Face Amount; and
   page. The decrease will reduce the     2. The Policy's Cash Value times the
   Face Amount in the following order,       applicable Minimum Death Benefit
   unless any rider made a part of the       Factor for the Insured's Attained
   Policy states otherwise:                  Age as shown on the Minimum Death
    a. Each Requested Increase in            Benefit Factors page.
       succession, starting with the
       most recent increase; and then     DEATH BENEFIT OPTION B
    b. The remaining Initial Face         The Death Benefit prior to Attained
       Amount; and then                   Age 121 is equal to the greater of:
    c. Any increase in Face Amount        1. The Face Amount plus the Cash Value
       resulting from a change in            on the date of death; and
       Death Benefit Option.              2. The Policy's Cash Value times the
   See the riders attached to your           applicable Minimum Death Benefit
   Policy, if any, for information           Factor for the Insured's Attained
   about how a decrease in Face Amount       Age as shown on the Minimum Death
   may cause a decrease in the amount        Benefit Factors page.
   provided by such riders.

2. Change from Death Benefit Option B
   to Death Benefit Option A.

   The Face Amount of the Policy will
   be increased, if necessary, to
   equal the Death Benefit on the
   effective date of the change.

1E-47-15-NY-U                                                          Page 21

BENEFITS PROVIDED BY YOUR POLICY
(CONTINUED)

In no case will the Death Benefit be    DEATH BENEFIT OPTION B
less than the minimum amount required   The Death Benefit on or after Attained
to meet the definition of life          Age 121 will be: the Face Amount of
insurance under applicable tax law.     the Policy on the date of the
                                        Insured's death; plus the Cash Value
If the Face Amount or Death Benefit of  on the date of the Insured's death.
a rider is to be included for the
purposes of calculating the Death       If the Face Amount or Death Benefit of
Benefit under the above Options, it     a rider made a part of the Policy is
will be indicated in the rider.         to be included for the purposes of
                                        calculating the Death Benefit under
Any time the Death Benefit less the     the above Options, it will be
Cash Value is greater than the then     indicated in the rider.
current Face Amount, we have the right
to distribute a part of the Cash Value  The Policy will stay in effect after to you. The amount of the distribution  Attained Age 121 as long as the Cash
will be the amount required to make     Surrender Value remains greater than or
the Death Benefit less the Cash Value   equal to zero.
after the distribution equal to the
then current Face Amount.               If the Policy is in force on or after
                                        Attained Age 121: loans may be taken;
BENEFITS ON OR AFTER ATTAINED AGE 121   and loan repayments, Withdrawals,
                                        transfers and surrenders may be made.
BENEFITS PAYABLE ON OR AFTER ATTAINED
AGE 121                                 PLEASE NOTE: THE POLICY MAY NOT
If the Insured is living and the        QUALIFY AS A LIFE INSURANCE CONTRACT
Policy is in force at Attained Age      UNDER APPLICABLE TAX LAW ON OR AFTER
121, you may choose to terminate the    ATTAINED AGE 121 AND MAY BE SUBJECT TO
Policy and receive the Cash Surrender   TAX CONSEQUENCES. PLEASE CONSULT A TAX
Value, if it is greater than zero, as   ADVISOR PRIOR TO CONTINUING THE POLICY
a Maturity Benefit.                     BEYOND ATTAINED AGE 121.

CONTINUATION OF THE POLICY BEYOND       PAYMENT OF THE POLICY BENEFITS
ATTAINED AGE 121
You may continue the Policy beyond      PAYMENT OF THE POLICY PROCEEDS
Attained Age 121 until the death of     Unless otherwise requested, when the
the Insured.                            Insured dies we will pay the Policy
                                        Proceeds to the Payee in a single lump
If the Policy is in force on or after   sum option. We may make other options
Attained Age 121, the amount of the     available in addition to the single
Death Benefit depends on the Death      lump sum option.
Benefit Option in effect on the date
of the Insured's death. The Death       The Payee can choose to apply all or
Benefit Option is shown on the most     part of the Policy Proceeds to a
recent Policy Specifications page.      Payment Option. Further, with our
                                        consent, any Payee who is entitled to
Premiums cannot be paid on or after     receive proceeds in one sum when a
Attained Age 121 unless they are        Payment Option ends, or at the death
required under a Grace Period           of a prior Payee, or when the proceeds
provision.                              are withdrawn, can choose to apply the
                                        proceeds to a Payment Option.
There will be no Monthly Deductions
taken on or after Attained Age 121.

DEATH BENEFIT OPTION A
The Death Benefit on or after Attained
Age 121 will be the greater of:
1. The Face Amount on the date of the
   Insured's death plus any rider
   death benefits determined as of the
   day prior to Attained Age 121
   (unless otherwise indicated in the
   rider); and
2. 101 percent of the Cash Value on
   the date of the Insured's death.

1E-47-15-NY-U                                                          Page 22

AVAILABLE PAYMENT OPTIONS

PAYMENT OPTIONS

CHOICES OF PAYMENT OPTIONS; OPTION DATE  OTHER PAYMENT OPTIONS AND FREQUENCIES
The choice of a Payment Option and the   Other Payment Options and payment
naming of the Payee must be In           frequencies may be arranged with us.
Writing. You can make, change or
revoke the choice before the death of    LIMITATIONS
the Insured. The Option Date is the      If installments under an Option would
effective date of the Payment Option,    be less than [$50.00], proceeds can be
as chosen.                               applied to a Payment Option only with
                                         our consent.
When a Payment Option starts, a
contract will be issued by us or by an   AFTER A PAYEE DIES
affiliate that will describe the terms   Amounts to be paid after the death of
of the Option.                           a Payee under a Payment Option will be
                                         paid as due to the successor Payee. If
If your Policy has a collateral          there is no successor Payee, amounts
assignment, it will change a prior       will be paid in one sum to the estate
choice of a Payment Option. In this      of the last Payee to die. If a Payee
case, the amount due any assignee will   under a Life Income Option dies within
be paid to the assignee in one sum and   30 days after the Option Date, the
the balance will be applied under the    amount applied to the Option, less any
Payment Option.                          payments made, will be paid in one
                                         sum, unless a Payment Option is chosen.
LIFE INCOME OPTIONS
Guaranteed Life Income Options are
based on the age of the Payee on the
Option Date. We will require proof of
age. The Life Income payments will be
based on the rates shown in the Life
Income Tables; or, if they are
greater, our Payment Option rates on
the Option Date. If the rates at a
given age are the same for different
periods certain, the longest period
certain will be deemed to have been
chosen.

SINGLE LIFE INCOME OPTION
If this Option is chosen, we will make
monthly payments during the lifetime
of the Payee.

SINGLE LIFE INCOME - 10 YEAR
GUARANTEED PAYMENT PERIOD OPTION
If this Option is chosen, we will make
monthly payments during the life of
the Payee with a guaranteed payment
period of 10 years.

JOINT AND SURVIVOR LIFE INCOME OPTION
If this Option is chosen, monthly
payments will be made:
1. While either of two Payees is
   living, called "Joint and Survivor
   Life Income", or
2. While either of two Payees is
   living, but for at least 10 years,
   called "Joint and Survivor Life
   Income, 10 Years Certain".

1E-47-15-NY-U                                                          Page 23

AVAILABLE PAYMENT OPTIONS
(CONTINUED)

LIFE INCOME TABLES

MINIMUM PAYMENTS UNDER PAYMENT OPTIONS                 JOINT AND SURVIVOR LIFE INCOME
Monthly payments for each $1,000 applied will not                     JOINT AND SURVIVOR
be less than the amounts shown in the following        Payee's   ----------------------------
Tables. On request, we will provide additional           Age                Unisex
information about amounts of minimum payments.         --------------------------------------
The amounts shown below are based on an                  50                             $1.94
interest rate of 1/2 percent a year and the 2000         55                              2.14
Annuity Mortality Table.                                 60                              2.38
                                                         65                              2.69
SINGLE LIFE INCOME                                       70                              3.09
                                 LIFE INCOME             75                              3.63
        Payee's           --------------------------     80                              4.37
          Age                       Unisex               85                              5.42
-----------------------------------------------------  90 & over                         6.93
           50                       $2.22
           55                        2.47
           60                        2.79                        JOINT AND SURVIVOR, 10 YEARS
           65                        3.21                                  CERTAIN
           70                        3.76              Payee's   ----------------------------
           75                        4.52                Age                Unisex
           80                        5.58              --------------------------------------
           85                        7.12                50                             $1.94
       90 & over                     9.36                55                              2.14
                                                         60                              2.38
                                                         65                              2.69
                          10 YEAR GUARANTEED PAYMENT     70                              3.09
                                   PERIODS               75                              3.62
        Payee's           --------------------------     80                              4.33
          Age                       Unisex               85                              5.26
-----------------------------------------------------  90 & over                         6.35
           50                       $2.21
           55                        2.46
           60                        2.78
           65                        3.18
           70                        3.69
           75                        4.36
           80                        5.20
           85                        6.18
       90 & over                     7.14

 1E-47-15-NY-U                                                        Page 24

CHARGES APPLIED TO YOUR POLICY

CHARGES INCLUDED IN THE MONTHLY
DEDUCTION

MONTHLY DEDUCTION
On each Monthly Anniversary date, we    If the Policy is reinstated, any time
deduct charges from your Policy's Cash  that the Policy was not in force will
Value. The sum of these charges is      not be counted when we determine the
called the "Monthly Deduction". The     applicable Monthly Mortality and
Monthly Deduction for the next month    Expense Risk Charge.
is deducted on the Monthly Anniversary
date and is equal to:                   MONTHLY COVERAGE EXPENSE CHARGE
1. The Monthly Mortality and Expense    A Monthly Coverage Expense Charge will
   Risk Charge; plus                    be assessed for each piece of
2. The Monthly Coverage Expense         coverage, except coverage amounts
   Charge; plus                         resulting from a change in Death
3. The Monthly Policy Charge; plus      Benefit Option. The Charge for each
4. The monthly costs for any riders     piece of coverage is equal to: the
   made a part of the Policy, unless    Initial Face Amount for each piece of
   otherwise indicated in a rider; plus coverage; times its applicable Monthly
5. The Total Monthly Cost of Insurance  Coverage Expense Charge rate for the
   (described in the Total Monthly      year; divided by 1,000.
   Cost of Insurance provision).
                                        The Maximum Monthly Coverage Expense
The Monthly Deduction for a policy      Charge for each piece of coverage is
month will be taken from the Fixed      shown on that coverage's Policy
Account and the Investment Divisions    Specifications page. The Monthly
in the same proportion that the         Coverage Expense Charge for each piece
respective cash value in each bears to  of coverage will never exceed the
the total Cash Value less the cash      maximum rate shown on that coverage's
value in the Loan Account on the        Policy Specifications page.
Monthly Anniversary. However, at any
time you can choose In Writing to have  The Monthly Coverage Expense Charge
Monthly Deductions allocated to:        for any piece of coverage will
1. The Fixed Account or to a specific   continue to be assessed based on the
   Investment Division until the cash   Initial Face Amount of that piece of
   value in the Fixed Account or that   coverage regardless of any subsequent
   Investment Division is equal to      decrease in the Face Amount including
   zero; and then                       a reduction to zero.
2. To the Fixed Account and the
   remaining Investment Divisions in    If the Policy is reinstated, any time
   the same proportion that the         that the Policy was not in force will
   respective cash value in each bears  not be counted when we determine the
   to the total Cash Value less the     applicable Monthly Coverage Expense
   cash value in the Loan Account on    Charge.
   the Monthly Anniversary.
                                        MONTHLY POLICY CHARGE
You can change the Monthly Deduction    A Monthly Policy Charge will be
allocation by making a request In       assessed on your Policy. The
Writing.                                applicable Monthly Policy Charge will
                                        never exceed the Maximum shown on the
We will not take any Monthly            Policy Specifications page.
Deductions from your Policy's Cash
Value on or after Attained Age 121.     If the Policy is reinstated, any time
                                        that the Policy was not in force will
MONTHLY MORTALITY AND EXPENSE RISK      not be counted when we determine the
CHARGE                                  applicable Monthly Policy Charge.
A Monthly Mortality and Expense Risk
Charge will be assessed for your
Policy on each Monthly Anniversary. It
will not exceed the applicable Maximum
Monthly Mortality and Expense Risk
Charge shown on the Policy
Specifications page times the cash
value in the Separate Account at the
start of the current Monthly
Anniversary. If the cash value in the
Separate Account is negative, the
Monthly Mortality and Expense Risk
Charge will not be deducted for that
month.

 1E-47-15-NY-U                                                        Page 25

CHARGES APPLIED YOUR POLICY
(CONTINUED)

                                        OTHER CHARGES

TOTAL MONTHLY COST OF INSURANCE         CHARGE APPLIED TO YOUR PREMIUM PAYMENTS
A Monthly Cost of Insurance Charge      We will deduct a "Percent of Premium
will be assessed for each piece of      Charge" from each premium we receive.
coverage. The Charge covers the cost    This Charge covers premiums received
of providing insurance coverage for     for the Initial Face Amount and each
the next month. It is included in the   Requested Increase. The Charge for
Total Monthly Cost of Insurance.        each piece of coverage is equal to:
                                        the amount of premium allocated to the
The Total Monthly Cost of Insurance is  piece of coverage; times the Percent
equal to:                               of Premium Charge for that piece of
1. The Net Amount at Risk that is       coverage. The Maximum Percent of
   allocated to the remaining Initial   Premium Charge for each piece of
   Face Amount plus any increase in     coverage is shown on that coverage's
   Face Amount resulting from a change  Policy Specifications page.
   in Death Benefit Option multiplied
   by the Monthly Cost of Insurance     Premiums will be allocated to each
   Rate for the Initial Face Amount,    piece of coverage in the following
   divided by 1,000; plus               order:
2. The Net Amount at Risk that is
   allocated to each Requested          1. To the coverage provided by the
   Increase multiplied by the Monthly      Initial Face Amount up to and
   Cost of Insurance Rate for each         including its Target Premium
   Requested Increase, divided by          amount; and then
   1,000.                               2. In succession starting with the
                                           first Requested Increase up to and
MONTHLY COST OF INSURANCE RATES            including its Target Premium
At the start of each policy year, we       amount; and then
will set the "Monthly Cost of           3. Any remaining premium will be
Insurance Rate" used to calculate the      allocated to each piece of coverage
Monthly Cost of Insurance charge for       based on the percentage allocated
your Policy. Separate Monthly Cost of      to it in items 1. and 2. above.
Insurance Rates are determined for:
the Initial Face Amount plus any        If the Policy is reinstated, any time
increase in Face Amount resulting from  that the Policy was not in force will a Death Benefit Option change; and for  not be counted when we determine the
each Requested Increase. The Monthly    applicable Percent of Premium Charge.
Cost of Insurance Rate for each piece
of coverage is based on the Attained
Age, and risk class of the Insured.

If the Death Benefit is equal to the
Policy's Cash Value times the
applicable Minimum Death Benefit
Factor, any increase in Cash Value
will cause an automatic increase in
the Death Benefit. The Monthly Cost of
Insurance Rate for such an increase is
based on the Attained Age and the risk
class used for the most recent
Requested Increase.

The Monthly Cost of Insurance Rates
for each piece of coverage will never
exceed the rates shown on the Table of
Guaranteed Maximum Monthly Cost of
Insurance Rates page for that
coverage. Any change in the cost of
insurance rates will apply to all
persons of the same Attained Age and
risk class whose coverage has been in
force for the same length of time.


 1E-47-15-NY-U                                                        Page 26

CHARGES APPLIED TO YOUR POLICY          GENERAL PROVISIONS OF YOUR POLICY
(CONTINUED)
                                        SEPARATE ACCOUNT AND INVESTMENT
                                        DIVISIONS

INTEREST WE CHARGE ON POLICY LOANS      SEPARATE ACCOUNT
We charge interest on any loans. The    The variable benefits under your
rate we charge will not exceed the      Policy are provided through
Maximum Fixed Loan Interest Rate based  investments in the Separate Account.
on the policy year as shown on the      This account is used for flexible
Policy Specifications page. The         premium variable life insurance
difference between the fixed loan       policies and, if permitted by law, may
interest rate we charge on any loan     be used for other policies or
and the interest credited by us on any  contracts as well.
loan will not be greater than 2%. The
Loan Interest is due each year on the   We hold the assets of the Separate
policy anniversary.                     Account. These assets are held
                                        separately from the assets held in our
If you do not pay the loan interest     general account (which includes the
when it is due, an amount of cash       Fixed Account). Income, gains and
value equal to the loan interest will   losses, whether or not realized, from
be added to the existing loan,          assets allocated to the Separate
interest will be charged on it and it   Account will be credited to or charged
will be allocated to the Loan Account.  against the Separate Account without
The amount transferred will be          regard to our other income, gains or
deducted from the Fixed Account and     losses.
the Investment Divisions in the same
proportion that the cash value in each The part of the assets held in the bears to the total Cash Value less the Separate Account equal to the reserves
cash value in the Loan Account.         and other policy liabilities with
                                        respect to the Separate Account will
ILLUSTRATION OF BENEFITS                not be charged with liabilities that
You may request In Writing that we      arise from any other business we may
send you an illustration of benefits.   conduct. We have the right to transfer
We may charge a small fee for any       any assets of the Separate Account
requested illustration after the first  that exceed the reserves and other in each policy year. This fee will not  policy liabilities of the Separate
exceed [$25.00].                        Account to our general account.

                                        The Separate Account is registered
                                        with the Securities and Exchange
                                        Commission as a unit investment trust
                                        under the Investment Company Act of
                                        1940. The Separate Account is also
                                        subject to the laws of the state of
                                        New York. To the extent required by
                                        law, the investment policy of the
                                        Separate Account will not be changed
                                        without the approval of the
                                        superintendent of the Insurance
                                        Department for the state of New York.
                                        We have filed a statement of the
                                        approval process with the
                                        superintendent of the Insurance
                                        Department for the state of New York.

                                        If the investment policy of the
                                        Separate Account is changed, we will
                                        give you written notice of the change.
                                        You can then choose to convert this
                                        Policy to fixed benefit coverage. The
                                        conversion will be on the basis
                                        described in the Conversion Rights
                                        provision. Your request to convert
                                        this Policy must be made within 60
                                        days of the later of: (a) the
                                        effective date of the investment
                                        policy change; or (b) the date you
                                        receive the notice of the change.

 1E-47-15-NY-U                                                        Page 27

GENERAL PROVISIONS OF YOUR POLICY
(CONTINUED)
                                        GENERAL PROVISIONS

INVESTMENT DIVISIONS                    THE CONTRACT
The Separate Account has multiple       We have issued the Policy in
Investment Divisions. The Investment    consideration of the Application and
Divisions invest in shares of           payment of premiums. The Policy
registered investment companies or      includes the attached Application, any
other pools of investment assets.       riders, and any endorsements. Together
                                        they comprise the entire contract and
Income, gains and losses, whether or    are made a part of the Policy when the
not realized, from the assets of each   insurance applied for is accepted. The
Investment Division are credited to or  Policy may be changed by mutual
charged against that Investment         agreement. Any change must be In
Division without regard to income,      Writing and approved by our President,
gains or losses in other Investment     Vice President or Secretary. Our
Divisions or in the Fixed Account.      representatives have no authority to
                                        alter or change any terms, conditions,
We value the assets of each Investment  or agreements of the Policy, or to
Division at the end of each Valuation   waive any of its provisions.
Period.
                                        STATEMENTS MADE IN THE APPLICATION FOR
The values and benefits of the Policy   THE POLICY
depend on: the investment performance   All statements made in the Application
of the Investment Divisions; and the    for the Policy will be deemed
interest credited to the Fixed          representations and not warranties.
Account. We do not guarantee the        Material misrepresentations will not
investment performance of the           be used to void the Policy or any
Investment Divisions. You bear the      rider or to deny a claim unless made
investment risk for amounts invested    in the Application for the Policy.
in the Investment Divisions for your
Policy.                                 CLAIMS OF CREDITORS
                                        To the extent permitted by law,
ADDITION, DELETION OR SUBSTITUTION OF   neither the Policy nor any payment
INVESTMENT DIVISIONS                    under it will be subject to the claim
As permitted by law, we can add or      of creditors or to any legal process.
remove shares of a fund that are held
by the Separate Account or that the     MISSTATEMENT OF AGE
Separate Account may buy. When a        If we determine while the Insured is
change is made, we will send you: a     living that there was a misstatement
prospectus supplement or a revised      of age reflected in the Policy, the
prospectus for the Separate Account     policy values will be recalculated
which will describe all of the funds    from the Policy Start Date based on
then available for your Policy in the   the correct information.
Separate Account or its successor or
any other investment company in which   If we determine after the Insured's
the Separate Account is invested; and   death that there was a misstatement of
any notice required by law.             age reflected in the Policy, the
                                        amount of the Death Benefit will be
When shares of a fund are removed, we   that which would be bought by the most
have the right to substitute a          recent Monthly Cost of Insurance at
different fund in which the Investment  the correct age.
Division will then invest:
1. The value of the removed shares of
   the fund; and
2. Future net premiums applied to that
   Investment Division.

The investment policy of the Separate
Account will not be changed unless the
change has been approved by the
superintendent of the Insurance
Department for the State of New York.
We have filed a statement of the
approval process with the
superintendent of the Insurance
Department for the state of New York.

 1E-47-15-NY-U                                                        Page 28

GENERAL PROVISIONS OF YOUR POLICY
(CONTINUED)

INCONTESTABILITY PERIOD                 TAX WITHHOLDING
The insurance issued under the Policy   We will deduct any withholding taxes
will not be contestable after it has    required by applicable law upon Policy
been in force during the lifetime of    surrender, withdrawal of proceeds, or
the Insured:                            upon payment of the Policy Proceeds.
1. With respect to the initial
   coverage, for two years from the     TAX REGULATION OF LIFE INSURANCE
   Policy Issue Date.                   This Policy is intended to qualify as
2. With respect to a Requested          a life insurance contract under
   Increase, for two years from the     applicable tax law. In order to have
   Date of Coverage of the Requested    the Policy continue to qualify, we
   Increase.                            have the right to:
3. With respect to a Death Benefit      1. Restrict certain changes to the
   increase caused by a premium            Policy, such as Death Benefit
   payment that required evidence of       increases;
   insurability, for two years from     2. Make changes to the Policy;
   the date we received the premium     3. Require the issuance of a new
   payment.                                policy in connection with such
4. With respect to a Death Benefit         changes; and
   increase caused by a change in       4. Refuse a premium payment.
   Death Benefit Option that required
   evidence of insurability, for two    We will give you written notice of any
   years from the Date of Coverage of      of the above actions.
   the Death Benefit increase.
5. With respect to an application for   ANNUAL REPORT
   reinstatement, for two years from    Each year, or more often if required
   the date of Reinstatement.           by law or regulation, we will send you
                                        a report that shows: the Death
This provision will not apply to any    Benefit; current policy values;
rider that contains its own             surrenders; premiums paid and
incontestability clause.                deductions made since the last report;
                                        any Policy Loan Balance; and any other
If the Policy was issued as the result  information required by law or
of the exercise of an option given in   regulation.
another policy and proof of
insurability was not required, the
contestable period applicable to the
coverage resulting from the option
exercise will end at the same time
that it would have ended under the
original policy.

SUICIDE EXCLUSION
If the Insured dies by suicide within
two years from the Policy Issue Date,
the amount payable will be limited to
the amount of premiums paid (without
interest) less any Withdrawals and any
Policy Loan Balance on the date of
death.

If the Insured dies by suicide more
than two years after the Policy Issue
Date and within two years from the
Date of Coverage of any Requested
Increase: the increase will not be in
effect; and the portion of each
Monthly Deduction taken since the
effective date of the increase that is
attributable to the increase will be
added directly to the Policy Proceeds.

If the Policy was issued as the result
of the exercise of an option given in
another policy and proof of
insurability was not required, the
suicide period applicable to the
coverage resulting from the option
exercise will end at the same time
that it would have ended under the
original policy.

 1E-47-15-NY-U                                                        Page 29

GENERAL PROVISIONS OF YOUR POLICY
(CONTINUED)

OWNER AND BENEFICIARY

OWNER OF THE POLICY                     PROCEDURE FOR CHANGING THE OWNER OR
The Owner can be a person,              BENEFICIARY
corporation, partnership, trust or      You must make a request In Writing
charity. The initial Owner of the       during the Insured's lifetime to
Policy is named in the Application.     change the Beneficiary or Owner. Once
Before the death of the Insured, you    the request is received, the change
can change the Owner. The new Owner     will take effect as of the date you
will have all of the rights of the      signed the request, whether or not the
Owner, including the right to make a    Insured is living when we receive your
further change of Owner.                request. The change will be subject to
                                        any legal restrictions. It will also
A change of Owner will void any prior   be subject to any payment we made or
Beneficiary designation unless there    action we took before we received the
is an irrevocable Beneficiary.          change.
Irrevocable Beneficiaries must give
written consent to any change of        INTERPRETATION OF OWNER AND
Beneficiary.                            BENEFICIARY DESIGNATIONS
                                        A numbered sequence can be used to
If there is more than one Owner, all    name successive Owners or
Owners must exercise the rights of      Beneficiaries. Co-beneficiaries will
ownership by joint action. At the       receive equal shares unless otherwise
death of an Owner who is a natural      stated.
person, his or her estate will be the
Owner, unless a successor Owner has     In naming (designating) Owners or
been named. The rights of the Owner     Beneficiaries, unless otherwise
will end at the death of the Insured,   stated, if you use the terms below,
except as provided in the Beneficiary   they will be interpreted as stated in
of Your Policy provision.               this provision:
                                        1. A general designation of unnamed
BENEFICIARY OF YOUR POLICY                 children as a group of
Your Beneficiary can be a person,          Beneficiaries includes all future
corporation, partnership, trust or         children born to or adopted by the
charity. The initial Beneficiary is        Insured after the date of the
named in the Application. After the        designation.
Policy Issue Date but before the death  2. "Provision for issue" means that if
of the Insured, you can change the         a Beneficiary does not survive the
Beneficiary; however, an irrevocable       Insured, the share of the Policy
Beneficiary cannot be changed without      Proceeds for that Beneficiary will
his or her written consent. The            go to his or her living issue by
Beneficiary has no interest in the         right of representation.
Policy until the death of the Insured.  3. A designation that specifies a
A person must survive the Insured to       family relationship such as "wife",
qualify as Beneficiary. If no              "husband" or "child" refers to
Beneficiary survives, the proceeds         their relationship to the Insured.
will be paid to the Owner.
                                        At the time of payment of benefits, we
                                        can rely on an affidavit of any Owner
                                        or other responsible person to
                                        determine family relations or members
                                        of a class.

                                        ASSIGNMENTS
                                        If you make an absolute assignment of
                                        the Policy, the assignee will be the
                                        new Owner and Beneficiary. If you make
                                        a collateral assignment of the Policy,
                                        there is no change of Owner or
                                        Beneficiary. However, the rights of
                                        the Owner and Beneficiary will be
                                        subject to the terms of the collateral
                                        assignment. Assignments will be
                                        subject to all payments made and
                                        actions taken by us before a signed
                                        copy of the assignment form is
                                        received by us at our Designated
                                        Office. We will not be responsible for
                                        determining whether or not an
                                        assignment is valid.

 1E-47-15-NY-U                                                        Page 30

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                                SEE NEXT PAGE.

INDIVIDUAL FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY

This is an individual flexible premium
variable universal life insurance
policy where premiums can be paid
until Attained Age 121. It does not
pay dividends. THIS POLICY DOES NOT
HAVE SURRENDER CHARGES. You may
continue the coverage provided by the
Policy beyond Attained Age 121. See
the Benefits on or after Attained Age
121 provision. If the Insured dies
while the Policy is in force, we will
pay the Policy Proceeds to the
Beneficiary. The Policy Proceeds are
described in the Payment to Your
Beneficiary provision. We must receive
due proof of the Insured's death. The
Policy Proceeds are described in the
Payment to Your Beneficiary provision.
Any payment will be subject to all of
the provisions of the Policy.

 1E-47-15-NY-U                                                        Page 32